UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2007

U.S. HOME SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-18291	75-2922239
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

405 State Highway 121 Bypass, Building A, Suite 250 Lewisville, Texas	75067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 488-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On April 9, 2007, U.S. Home Systems, Inc. (the “Company”) and Frost National Bank (“Frost Bank”) agreed, effective April 2, 2007, to amend and restate the Company’s loan agreement (“Restated Loan Agreement”) with the Frost Bank. Prior to this amendment, the loan agreement, as amended on February 10, 2006, included a $3 million revolving line of credit, $4 million revolving borrowing base line of credit, $1.2 million term note, $875,000 credit line for equipment purchases and $775,000 term note, or a total credit line of $9,850,000 (the “Credit Facility”). The $3 million revolving line of credit and $775,000 term note have previously been paid. As a result of the amended Credit Facility, the $3 million line of credit has been deleted from the Credit Facility and the $4 million revolving line of credit has been increased to $6 million. Except for an extension of the maturity dates and a decrease in the interest rates, there were no material changes in the terms of the Credit Facility. The Credit Facility is secured by substantially all of the assets of the Company and its subsidiaries, and the Company’s subsidiaries are guarantors. The amended Credit Facility provides the Company with an $8,075,000 line of credit with Frost Bank. At April 2, 2007, the outstanding balance of the Frost Bank Credit Facility was approximately $ 1,200,000.

The Frost Bank Credit Facility, as amended, now includes:

a)	$6 million line of credit. The $6 million revolving borrowing base line of credit (“Borrowing Base Line”) replaces the $4 million line of credit. The Borrowing Base Line allows borrowing up to $6 million for working capital. Interest on the Borrowing Base Line is payable monthly at LIBOR plus 2.0%. The Borrowing Base Line matures April 2, 2009 at which time outstanding principal and accrued interest is due and payable. Currently the Company has $6,000,000 borrowing capacity under the Borrowing Base Line.

b)	$1.2 million term note. Proceeds from the term note were used to purchase the real property and improvements in Charles City, Virginia that is currently utilized as the Company’s cabinet refacing products manufacturing facilities. Interest only on the note is payable monthly at LIBOR plus 2.0% until February 10, 2008. Thereafter, a monthly principal payment of $6,666.67 shall be payable plus accrued interest until February 10, 2011, at which time any outstanding principal and accrued interest is due and payable.

c)	$875,000 credit line. The $875,000 credit line is available for the Company to purchase equipment. Upon utilization of this credit line, interest only is payable at LIBOR plus 2.0% monthly for one year. Thereafter, the then outstanding principal is payable in 48 equal monthly installments. At April 2, 2007 the Company had $875,000 of available credit under this line.

Our Frost Bank Restated Loan Agreement contains covenants, which among other matters, without the prior consent of the lender, (1) limit our ability to incur indebtedness, merge, consolidate, and sell assets; (2) require us to meet certain ratios related to tangible net worth, debt to tangible net worth and fixed charges coverage, and (3) limit us from making any acquisition which requires in any fiscal year $1,000,000 cash or $2,000,000 of cash and non cash consideration.

We believe we will have sufficient cash, including cash generated by operations and by advances under our credit facilities, to meet our anticipated working capital needs during 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on the 11th day of April, 2007 on its behalf by the undersigned, thereto duly authorized.

U.S. HOME SYSTEMS, INC.

By:	/s/ Murray H. Gross
Murray H. Gross
Chairman and Chief Executive Officer

2